EXHIBIT 5.1

July 24, 2007

Board of Directors

UQM Technologies, Inc.
7501 Miller Drive
Frederick, Colorado 80530

Re: UQM Technologies, Inc. Form S-3 Registration Statement

Dear Gentlemen:

As counsel for UQM Technologies, Inc. a Colorado corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), that the Company is filing on the date hereof with the Securities and Exchange Commission with respect to the registration of 1,250,000 shares of its common stock (the "Shares") previously issued to the Private Placement Selling Shareholders identified in the Registration Statement.

We have also examined the Company's Articles of Incorporation, Bylaws and the record of its corporate proceedings, each certified as being complete, true and correct by the Secretary of the Company, a certificate issued by the Colorado Secretary of State, dated as of July 24, 2007, relating to the good standing of the Company in the State of Colorado, and have made such other investigation as we have deemed necessary in order to express the opinion set forth below.  We have assumed that adequate consideration for the Private Placement Shares was received by the Company.

In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of and have made no independent investigation of, the statements made in the certificates and other statements or information of or from public officials and officers and representatives of the Company.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that (subject to compliance with the pertinent provisions of the Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable) the Shares have been validly issued and are fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of Colorado and the federal laws of the United States of America.

We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

We express no opinion as to any matters not expressly set forth herein. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.

Sincerely,

/s/ HOLME ROBERTS & OWEN LLP